English Summary of Securities Purchase Agreement dated February 24, 2010

Securities Purchase Agreement

Seller:                      Glorysun Holdings Group Limited

Buyer:                      China Stem Cells (East) Company Limited

This agreement is entered on February 24, 2010 between the following parties.

Seller: Glorysun Holdings Group Limited (“GH”), a validly existing limited company registered and established in British Virgin Islands and incorporated in accordance with British Virgin Islands law; its legal registered address is: Palm Grove House, P.O. Box 438, Road Town, Tortola, BVI; its principal representative and authorized agent is Ms. TANG Li, whose position is chairman of the board.

Buyer: China Stem Cells (East) Company Limited (“CSC”), a limited company established in Hong Kong Special Administrative Region (“Hong Kong”) in accordance with the laws of Hong Kong ; its legal registered address is 48th Floor, Bank of China Tower, 1 Garden Road, Central, Hong Kong; its principal representative and authorized agent is Ms. ZHENG Ting, whose position is chairman of the board.

Whereas:

1. GH as the currently controlling shareholder of Favorable Fort Limited, holding 100% of Favorable Fort Limited’s shares; Favorable Fort Limited, through its wholly owned Jinan Baoman Sci&Tech Dev Co. Ltd (“Baoman S&T”, a wholly owned foreign enterprise incorporated and registered in China, its registered address is Yinfeng Building, 11th Floor, 6 Liyang Avenue, Shizhong District, Jinan, its principal representative is Mr. WANG Yong, who is the chairman of the board)legally and effectively hold 24% of shares of Shandong Province Qilu Stem Cell Engineering Co. Ltd (“Qilu Stem Cell” is a limited liability company incorporated and registered in China, its registered address is 666 East Sunhua Road, Gaoxin Development District, Jinan, its principal representative and authorized agent is Mr. SHENG Dewei, who is chairman of the board) Qilu Stem Cell is mainly engaged in the business of storing umbilical cord blood stem cells in mainland China and has the management right and all the property rights of Shandong Province Umbilical Blood-Generating Stem Cell Bank (“Shandong Blood Cell Bank”).  Shandong Blood Cell Bank has obtained “Blood Bank Operation Permit” ( permit number No.1 [2009])issued by Shandong Province Health Bureau, thus is authorized to engage in the  collection, preparation, storage and clinical application and technological development of umbilical cord blood Stem Cells in Shandong province.

2. CSC is mainly engaged in the equity investment in the storage businesses of umbilical  cord blood stem cells in mainland China.

3. CSC desires to purchase 83% of all the issued and outstanding shares of Favorable Fort Limited and desires to acquire and beneficially hold the corresponding equity interest of Baoman S&T in order to acquire and beneficially hold 19.92% effective interest in Qilu Stem Cell through Baoman S&T ;  GH agrees to transfer to CSC 83% of all the issued and outstanding shares of Favorable Fort Limited.

Agreement Provisions

1           Definitions

In this Agreement, unless otherwise provided, the following terms have the definitions as follows:

a)  “Seller” is GH.
b)  “Buyer” is CSC.
c)  “Qilu Stem Cell” is Shandong Qilu Stem Cell Engineering Co. Ltd
d)  “Shandong Blood Cell Bank” is Shandong Province Umbilical Blood-Generating Stem Cell Bank  whose management right and all the property rights are owned by  Qilu Stem Cell.
e)  “Shares to be Transferred” refers to 83% of all the issued and outstanding shares of Favorable Fort Limited and all of their corresponding interests (including but not limited to: profit that has not been distributed, surplus funds and contributed surplus, etc)  that the Seller beneficially owns and that are to be transferred to  the Buyer pursuant to this Agreement.
f)  “Transaction Price” is the aggregate amount equaling HK$ 159,360,000 to the Seller (or the Seller’s Designee) , to be paid by the Buyer, directly or through a third party pursuant to this Agreement, in order for the Buyer to complete the transaction contemplated in this Agreement and realize and acquire the rights, interests and Shares to be Transferred along with all the corresponding interests granted under this Agreement.
g)  “Delivery Day” is the date provided by 2.5.3 herein.
h)  “Undisclosed Debts” is all the debts other than those specifically disclosed by the Seller to the Buyer in written and itemized forms, delineating the actual circumstances of such debts such as the amount(s), debt due date(s),  structure process, creditor(s) and nature, including but not limited to debts that are due, debts that are not yet due, actual debts or potential debts.
i)  “Business Day” is any day on which Hong Kong banks open for business and provide general banking services, excluding Saturdays and any days on which the tropical cyclone warning signal  number 8 or above or black rainstorm warning signal is hoisted anytime in the period from 9:00 am to 5:00 pm (Hong Kong time).
j)  “China” refers to PRC, excluding, as far as this Agreement is concerned, Hong Kong, PRC Macao Special Administration Region and Taiwan Province of PRC.
k)  “Hong Kong” is Hong Kong Special Administration Region of the PRC.
l)  “Hong Kong Currency” is the current legal currency in Hong Kong.
m)  “Latest Practicable Date” refers to any specified date on which, so far as any obligation or stipulated action under this Agreement is concerned, it can be predicted that, judging by the actual circumstances of the time point, based on general and reasonable knowledge, such obligation or stipulated action is in the situation to be or can probably be performed, executed or realized.

2           Transfer of Shares

2.1           Transaction Background and Summary

2.11           Transaction Background:

(1) On the execution date of this Agreement, Favorable Fort Limited (“Favorable Fort Limited”)is a validly existing limited company registered and established in Hong Kong in accordance with the laws of Hong Kong; it does not have any real business or debt and is solely engaged in the investment in, and the holding of, Jinan Baoman Sci&Tech Dev Co. Ltd (“Baoman S&T”), with all of its issued shares owned by GH.

(2) On the execution date of this Agreement, Shandong Qilu Stem Cell Engineering Co. Ltd  (“Qilu Stem Cell”) is a limited liability company registered and established in mainland China in accordance with the laws of China; its registered capital is RMB 50,000,000 and it is mainly engaged domestically in the storage business of cord blood stem cells and owns the management right and all the property rights of Shandong Province Umbilical Cord Blood-generating Stem Cell Bank (“Shandong Blood Cell Bank”). “Shandong Blood Cell Bank” has obtained “Blood Bank Operation Permit” (Permit number No.1 [2009]) issued by Shandong Province Health Bureau, thus is authorized to engage in the  collection, preparation, storage and clinical application and technological development of umbilical cord blood stem cells in Shandong province.

(3) On the execution date of this Agreement, Baoman S&T is a validly existing wholly owned foreign enterprise with “Business Legal Person Operation Permit”(license number: 370100000030271)), “Certificate of Approval for Establishment of Enterprise with Foreign Investment” issued by Shandong Commerce and Business Bureau and “Foreign Currency Registration Certificate”.  On the execution date of this Agreement, all of Baoman S&T’s registered capital has been paid in full and has been verified according to law by the certified capital verification agency, and all of Baoman S&T’s equity is owned by Favorable Fort Limited and Baoman S&T does not have any debts or obligations prior to the Delivery Day.

(4) On the execution date of this Agreement, Baoman S&T owns 24% of Qilu Stem Cell’s equity; Shandong Yinfeng Investment Group Co. Ltd (a validly existing limited liability company registered and established in mainland China, its address is 6 Liyang Ave, Shizhong District, Jinan, Shandong Province) (“Yinfeng Investment”) owns 54% of Qilu Stem Cell’s equity. Up to the date of execution of this Agreement, Yinfeng Investment is the controlling shareholder of Qilu Stem Cell and the leader for its operations.

(5) Pursuant to the terms and conditions of this Agreement, the Buyer will purchase the 83% of the shares of Favorable Fort Limited’s stock and all of the corresponding rights owned by GH, in order to acquire and beneficially hold 19.92% effective interest in Qilu Stem Cell’s registered capital (all of the equity is the paid-in-full and actually received equity), and directly and indirectly acquire the corresponding ownership right of  Shandong Blood Cell Bank.

(6) On the execution date of this Agreement, CSC’s incorporation and registration are valid and effective, and all the relevant incorporation and registration fees due have been paid; CSC has obtained and continuously hold all the permits, approvals, certificates, authorizations, exemptions, consents and recognitions required for its business.

2.1.2                      Objective of the Transaction

The Buyer desires, through the Transaction under the terms and conditions of this Agreement, to acquire and beneficially own an amount of  shares which is equivalent to 19.92% effective in Qilu Stem Cell’s registered capital, and directly and indirectly acquire the corresponding ownership right of Shandong Blood Cell Bank; and to obtain assurance and lawful guarantee issued by Yinfeng Investment (as the controlling shareholder of Qilu Stem Cell) to the other shareholders and the Buyer of Qilu Stem Cell with regard to shareholder income from Qilu Stem Cell and its umbilical blood stem cell commercial storage business.

2.1.3                      Transaction Summary

Based on the terms and conditions under this Agreement, the Seller as the beneficial owner of the Shares to be Transferred, agrees to sell and transfer to the Buyer, and the Buyer, based on the statements, representations, undertakings and warranties made and given under this Agreement, agrees to purchase, and receive the transfer of, the Shares to be Transferred and pay to the Seller the Transaction Price.  The Seller further agrees to and accept  the holding of the Shares to be Transferred by the Buyer or its designee.  The Seller guarantees and undertakes that the Shares to be Transferred (and all of the domestic equity of the object of transaction) (i) are wholly and beneficially owned by the Seller, (ii) do not have any mortgage, pledge, disposition right, property guarantee or any other form of interests or subject to rights or claims owned by any third party, and (iii) carry, from the date of execution of this Agreement, all the existing rights or rights attached thereafter or additional rights, including but not limited to all the undistributed profits, all kind of public reserve funds and funds, regardless whether such profits are generated before or after the execution of this Agreement.

2.2           Notwithstanding the forgoing, upon execution of this Agreement, the Seller shall not, until all provisions of the Agreement have been carried out or come to an end, through any action or omission, reduce the value of  the Shares to be Transferred, the equity of Baoman S&T and the equity of Qilu Stem Cell (including Shandong Blood Cell Bank) and the value of Qilu Stem Cell’s business operation.

2.3           All parties unanimously agree that each party will carry out the delivery after all of the following conditions have been satisfied or completed:
Yinfeng Investment has issued, to other shareholders of Qilu Stem Cell, written undertaking, guaranteeing to the Buyer (through Favorable Fort Limited and Baoman S&T) that the actual dividend derived from Qilu Stem Cell, during the year 2010 (“Profit Commitment Period”) shall be no less than RMB 8,520,000.00 (approximately HK$9,680,000.00).  The Seller states and commits to the Buyer in the provisions under this Agreement: Yinfeng Investment has issued consent in written form to complement the difference, to Baoman S&T, between the aforementioned guaranteed minimum profit and actual dividend derived from the profit distribution by Qilu Stem Cell; in the event that Yinfeng Investment fails to complement the difference in full, the Seller shall complement the difference.)

2.4           Consummation of Transaction

2.4.1       The Seller agrees to sell to the Buyer its holding of Shares To Be Transferred.

2.4.2                      The Seller must, on the Delivery Day, carry out the delivery at 48th Floor, Bank of China Tower, 1 Garden Road, Central, Hong Kong(or at an alternative address agreed upon by all parties).  On the Delivery Day,  the Seller of Shares to Be Transferred the following documents and certificates and transfer the Shares to be Transferred under this Agreement in accordance with the “Company Rules” to the Buyer and register Shares to be Transferred under the Buyer’s name:

(1)           [English summary is omitted]

(2)           [English summary is omitted]

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(10)           [English summary is omitted]

(11)           [English summary is omitted]

2.5           Transaction Price

2.5.1                      The Transaction Price under this Agreement is HK$159,360,000.00.

2.5.2                      The Buyer shall pay to the Seller HK$80,000,000.00 within 10 Business Days upon the effectuation of this Agreement, and shall pay to the Seller the balance of HK$79,360,000.00 within 30 Business Days upon the effectuation of this Agreement.

2.5.3                      The Seller shall complete the delivery stipulated in section 2.4.2 of this Agreement within 60 business days upon receiving all of the Transaction Price.

3.           Debt Obligations

The Seller has obligation to bear and pay all and any part  of the undisclosed debts of Favorable Fort Limited, Baoman S&T and Qilu Stem Cell (including Shandong Blood Cell Bank), regardless whether such undisclosed debts are discovered before or after the delivery; GH shall make full compensation for any loss suffered by Qilu Stem Cell and for any settlement, payment or compensation that Qilu Stem Cell has to make as a result of the undisclosed debts in order to ensure that the Buyer, beneficial equity representative, Favorable Fort Limited, Baoman S&T and Qilu Stem Cell (including Shandong Blood Cell Bank) will not actually bear such loss, damage, debts, risk and obligations.

4.           The Seller’s Statements, Representations and Warranties

4.1           Based on the Buyer’s commitment to execute this Agreement, the Seller thereby states, represents and warrants to the Buyer as follows:

4.1.1                      All the matters stated in this Agreement are correct and accurate;

4.1.2                      The information and materials provided by the Seller to the Buyer during the due diligence, discussion and negotiation in connection with the execution of this Agreement are true, complete and accurate;

4.1.3                      The Seller states, represents and warrants as follows:

(1)           The Seller is the sole beneficial owner, and the sole legal holder recognized by the laws of Hong Kong, of the Shares to be Transferred,  has the legal, complete, valid and absolutely exclusive disposition right on the Shares to be Transferred,   has the necessary power and authorization to execute and perform this Agreement, and can deliver the Shares to be Transferred, without additional condition, without reservation, completely, legally and effectively, to the Buyer;

(2)           As of Delivery Day, other than engagement in the investment in, and the holding of, Baoman S&T, Favorable Fort Limited has no other actual business and debts.  Favorable Fort Limited is the sole beneficial owner of all of Baoman S&T’s equity and is the sole legal holder  recognized and protected by PRC law,  has the legal, complete, valid and absolutely exclusive disposition right on all of Baoman S&T’s equity; on Delivery Day, there is no mortgage, pledge, disposition right, property guarantee or any other form of interests or rights orclaims by any third party on all or any part of Baoman S&T’s equity;

(3)           The execution and performance of this Agreement by the Seller will not cause itself to violate the charter of Favorable Fort Limited and any other law, statutes, judicial or administrative order, arbitration or judgment by which it is bound, or any agreement it has executed, or any commitment it has made to any third party, and will not cause any entity to claim to itself and Favorable Fort Limited, individually or collectively, that this Agreement is invalid, or claim any right, award or payment for breach of contract against Favorable Fort Limited or to attach any right or right restriction to the Shares to be Transferred;

(4)           The Seller has obtained the resolution of the Board or of the shareholders of Favorable Fort Limited and other required internal corporate approvals in connection with the transfer of the Shares to be Transferred;

(5)           No part of Shares to be Transferred has any ownership disputes, and there are no options right, purchase right, right of first refusal, option, escrow, trust, mortgage and mortgage payment, pledge, withholding or any rights and right restrictions in any other form or any other debt obligations, nor is any part of Shares to be Transferred affected, bound or restricted by any of the aforementioned rights;  currently there are no agreements or commitments to attach or to add any of the aforementioned rights; currently none of the aforementioned rights have not been exempted or settled  to lead to a situation in which any person can make a claim.

(6)           The establishment and registration of Favorable Fort Limited and Baoman S&T are legal and valid, and the fees in connection with the establishment and registration have been paid, and Favorable Fort Limited and Baoman S&T have obtained and continuously hold all the permits, approvals, certificates, authorization, exemptions, consents and recognitions required for conducting  their  business legally and effectively in their current operation form.  The operation of Favorable Fort Limited and Baoman S&T, since their establishments, have been in compliance to the requirements of the laws and statutes of Hong Kong and of PRC.  To the best of Seller’s knowledge, as of the execution date of this Agreement, there is no situation indicating that any of Favorable Fort Limited’s and Baoman S&T’s permits, approvals, certificates, authorization, exemptions, consent and recognition will be or is likely to be completely or partially revoked or will not be renewed (irrespective of whether it is the result of this Agreement or of any other cause);

(7)           Favorable Fort Limited and Baoman S&T have been operating, in each of the material aspects, in accordance with the company charter and all the applicable laws and regulations effective from time to time and with the  applicable laws of the country or region in which they are registered and operate. Favorable Fort Limited and Baoman S&T  have not violated or been in conflict with, any rules, statutes, regulations, orders, judicial orders or judgments from any courts or government organizations.

(8)           Claims and debt obligations: other than what has been disclosed, prior to the execution date of this Agreement, to the Buyer in special written letter (the receipt of which has been acknowledged by the Buyer) or in this Agreement as well as what is required by the normal operation:
(a)           From the date of establishments of Favorable Fort Limited and Baoman S&T to the Delivery Day, Favorable Fort Limited and Baoman S&T have not entered into any bank loan or guarantee agreement;
(b)            As of the Delivery Day, Favorable Fort Limited and Baoman S&T do not have any outstanding loan, debts or any other debt obligations to any bank, corporation or other person;
(c)           As of the Delivery Day, Favorable Fort Limited and Baoman S&T have not issued any guarantee in any form to any person or corporation;
(d)           Other than normal and reasonable amount (any individual item of which does not exceed RMB 10,000 (or the equivalent thereof), and the total of which does not exceed RMB 20,000) of advanced business travel expenses, as of the Delivery Day, Favorable Fort Limited and Baoman S&T have not lent any money to any unit or individual;

(9)           On the Delivery Day, Favorable Fort Limited and Baoman S&T do not owe any debts, or potential debt, unsettled debt obligation or liability (actual or potential) to the Seller, any director of Favorable Fort Limited or Baoman S&T or any company affiliated with the Seller or any of its directors or any independent third party (except for the Buyer and its affiliates); nor does any of aforementioned person or company owe any debt to Favorable Fort Limited and Baoman S&T;

(10)           Favorable Fort Limited and Baoman S&T have not been involved in any major lawsuits, arbitration or disputes; the facts that the Seller are aware of will not possibly cause any lawsuits, arbitrations or disputes or any payment obligations (with the exception of payments incurred in day-to-day operations).  Currently, there are no pending judgments or court orders against Favorable Fort Limited or Baoman S&T that will result in Favorable Fort Limited or Baoman S&T being the losing party or that will have substantial adverse impact on Favorable Fort Limited or Baoman S&T  being a going concern.  Favorable Fort Limited and Baoman S&T have not committed, or been suspected of, any criminal acts, have not breached any contracts or any legal obligations, nor have they committed any tortious act or any illegal act or any unauthorized act, such that such act will cause, or potentially will cause, the reduction of value of  Favorable Fort Limited’s and Baoman S&T’s assets;

(11)           The Seller agrees to cause and to ensure that , during the period from the execution date of this Agreement to the Delivery Day, there will be no distribution of profit, issuance of dividends, self-beneficial and exclusive withdrawal from excess capital reserve or profit reserve, or transfer of equity through profit, excess public reserve or capital reserve.  The Seller also agrees to ensure that Favorable Fort Limited is entitled to all of Baoman S&T’s the undistributed profit, excess public reserve and capital reserve as of  the execution date of this Agreement and prior to the Delivery Day respectively; Baoman S&T is entitled to all of Qilu Stem Cell’s the undistributed profit, excess public reserve and capital reserve as of  the execution date of this Agreement and prior to the Delivery Day respectively;

(12)           The company charters of Favorable Fort Limited, Baoman S&T and Qilu Stem Cell and the legal documents by which the Seller, Favorable Fort Limited, Baoman S&T and Qilu Stem Cell are bound do not contain provisions, arrangements, contents or situations that restrict, exclude, dilute, deprive or may restrict or may exclude or may dilute or may deprive the Buyer or beneficial equity representatives of the shareholder rights, power or interests (including but not limited to: right to the distribution of profit according to the ratio of their shareholdings, voting right, right to the remaining assets, right to nominate directors, right to nominate senior management officers, or the rights of first refusal with regard to receiving the company’s shares and with regard to the increase of the company’s shares/capital) to which the Buyer or beneficial equity representatives are entitled.

(13)           There has been, and will have, no material adverse change, during the period from the execution date of this Agreement up to one year thereafter, to the due diligence  investigation and verification result, situations and circumstances  with regard to the financial situations (including subsequent matters as of the Latest Practicable Date) of Favorable Fort Limited, Baoman S&T and Qilu Stem Cell (including Shandong Blood Cell Bank) as of December 31, 2009 and with regard to the legal matters (“Legal and Financial Verification”) as of Latest Practicable Date;

(14)           There has been no person taking any action against the Seller to liquidate the Seller, declare the Seller bankrupt or insolvent or to appoint liquidation committee regarding its assets or business, or to launch, or threaten to launch, any legal proceedings for the above purposes.

4.1.4                      Baoman S&T has already registered its 24% equity of Qilu Stem Cell with Shandong Province Industry and Commerce Administration Bureau; on the Delivery Day, no part of the equity of Qilu Stem Cell under the transaction has any mortgage, pledge, disposition right, property guarantee or any other form of interests or rights or claims owned by any third party;

(1)           The part of the equity of Qilu Stem Cell under the transaction has been issued in accordance with Qilu Stem Cell’s charter and with all the applicable laws and has been paid in full.  No part of the equity of Qilu Stem Cell under the transaction has any options rights, purchase right, right of first refusal, option, escrow, trust, mortgage and mortgage payment, pledge, withholding or any rights and right restrictions in any other form or any other debt obligations, nor is any part of part of the equity of Qilu Stem Cell under the transaction affected by any of the aforementioned rights; currently there are no agreements or commitments to attach or to add any of the aforementioned rights; Qilu Stem Cell does not have any unfulfilled options agreement or any other agreements providing for the issuance of, or for the authorization to issue, any shares of Qilu Stem Cell’s capital, capital, security or debt, or providing for authorization or approval for anyone to attach any mortgage payment, pledge, disposition right or any other  property guarantee to any of Qilu Stem Cell’s shares, capital or interest (including Qilu Stem Cell’s equity under the transaction);

(2)           Baoman S&T’s ownership of  the equity of Qilu Stem Cell under the transaction has obtained  approval, verification, filing receipts, registration, exemption and authorization from the competent Chinese government organizations;

(3)           On and prior to the Delivery Day, Qilu Stem Cell always and absolutely has had legal and effective ownership of  all of Shandong Blood Cell Bank’s management rights and property rights;

(4)           On and prior to the Delivery Day, Qilu Stem Cell has legally and effectively obtained ownership right to all the allogeneic umbilical blood-generating stem cells currently in actual storage with Shandong Blood Cell Bank and all the contractual interest under the storage contract by which Qilu Stem Cell’s legal representative entrusted the storage of the aforementioned allogeneic umbilical blood-generating stem cells, including but not limited to: charging storage fees, examination fee and other interests under the provisions of the contract, and have received, and have at its disposal, all the amount that has already been collected under the provisions of the storage contract; and completely have sufficient and reasonable justification to believe and project that, after the Delivery Day, Qilu Stem Cell will continue as an operator of the commercial business of storing allogeneic umbilical blood-generating stem cells, develop such business, and enter into and carry out storage contracts with more owners of allogeneic umbilical blood-generating stem cells and charge, among others, storage fees and examination fees;

(5)           Qilu Stem Cell (including Shandong Blood Cell Bank) has obtained and continuously hold all the permits, approvals, certificates, authorization, exemptions, consent and recognition required for operating effectively its business at its business location in its current form of operation.  There is no situation indicating that any of Qilu Stem Cell (including Shandong Blood Cell Bank)’s permits, approvals, certificates, authorization, exemptions, consent and recognition (including “Business Legal Person Operation Permit”, “Blood Bank Operation Permit” and “Tax Registration Certificate”) will be or is likely to be completely or partially revoked or will not be renewed (irrespective of whether it is the result of this Agreement or of any other cause);

(6)           Qilu Stem Cell has been in compliance with the company charter and all the applicable laws and regulations, and with the  applicable laws of the country or region in which they are registered and operate. Qilu Stem Cell  have not violated or been in conflict with, any rules, statutes, regulations, orders, judicial orders or judgments from any courts or government organizations;

                (7)           Qilu Stem Cell and Shandong Blood Cell Bank, in their course of conducting business, have not posed an threat or potential threat, or any risk or potential risk, to the safety, completeness, effective and actual application value of the object under storage (including but not limited to: umbilical blood and blood-generating stem cell) or to the life and health of the transplant recipient or the person with the ownership right; will not harm the life, health, safety, ownership right or other interests of the persons with ownership right to umbilical blood, entrustors, clinical medical organizations, patients or their close family members; will not cause any claims, rights demand, rights claims or any  liabilities for compensations, breach of contract or burden of obligation according to law from any organization or any individual that will result in Qilu Stem Cell being the losing party in a judgment or in consequences suffered by Qilu Stem Cell  that will have substantial adverse impact on its being a going concern, its continuing ability to generate profit and to hold operation permit, its current balance sheet or its operating income.

(8)           The statutory financial books and accounts and other records set up and maintained by Qilu Stem Cell in accordance with applicable Chinese law have been updated from time to time and have been in compliance with Chinese legal and accounting practices: (i) have been kept in the appropriate manner; and (ii) contain complete and accurate records of matters that must be processed, and Qilu Stem Cell has not received any notices or claims regarding the inaccuracy of such records and the need for rectification.  The financial books provided by the Seller to the Buyer are formulated according to Chinese generally accepted accounting practices and rules, including applicable accounting practice standards.  Such records, on the day of their being made by Qilu Stem Cell, have accounted for the adequate reserves allocated for all the relevant actual and undetermined debts and have been in compliance with applicable provisions of Chinese legislation.  There has been no material change to Qilu Stem Cell’s financial situation from the day of its obtaining “Blood Bank Operation Permit” to the time of execution of this Agreement (and the Delivery Day).

(9)           Qilu Stem Cell have not been involved in any major lawsuits, arbitration or disputes or been under any payment obligation caused by the aforementioned major lawsuits, arbitration or disputes; currently there are no major pending judgments or court orders against Qilu Stem Cell.  Qilu Stem Cell have not committed, or been suspected of, any criminal acts, have not breached any contracts or any legal obligations, nor have they committed any act of copy right violation or illegality or any unauthorized act, such that such act will cause, or potentially will cause, the reduction of the net value of  Qilu Stem Cell ‘s assets;

(10) Since the execution of this Agreement to the Delivery Day (including the Delivery Date), neither Qilu Stem Cell, Baoman S&T nor Favorable Fort Limited has issued, in any form, to its registered shareholders or any other entity  other than its registered shareholders, any new shares, replenishment, offering or issued any convertible debenture.

4.2           The guarantee stated in each and every provision in this section shall be considered reiterated on the Delivery Day and the Effective Day.  Each and every guarantee stated in this section is true and accurate on during the period covered by this Agreement, on the Delivery Day and on Effective Day.

5.           Certain Undertakings and Warranties

5.1           The Seller undertakes and warrants to the Buyer: prior to the execution date of this Agreement, Qilu Stem Cell’s controlling shareholder—Yinfeng Investment has issued to Baoman S&T written undertakings and warranties, whereas, the Qilu Stem Cell’s operation is controlled and directed by Yinfeng Investment; whereas, the equity of Qilu Stem Cell held by Qilu Stem Cell and its shareholders (including Baoman S&T) is completely based on the faith in the undertaking, made by its controlling shareholder--Yinfeng Investment, for investment return and growth rate and for the high rate of development and abundance of profit.  Therefore, Yinfeng Investment promises that the actual dividend received by Baoman S&T from Qilu Stem Cell for year 2010 (“Profit Guarantee Period”) will be not be less than RMB 8,520,000.00 (approximately HK$ 9,680,000.00); Yinfeng Investment has issued consent and undertaking in written form to supplement Baoman S&T in full for any difference (if any) between the minimum profit promised by Yinfeng Investment and the actual dividend received from Qilu Stem Cell.  Furthermore, the Seller hereby undertake, in the event that Yinfeng Investment fails to fulfill the aforementioned undertaking regarding the minimum profit, to pay to the Buyer the full amount corresponding to the difference between the minimum profit under the aforementioned undertaking and  the actual dividend received by Baoman S&T from Qilu Stem Cell.

5.2           The Seller undertakes and warrants to the Buyer: prior to the execution date of this Agreement, Qilu Stem Cell’s controlling shareholder—Yinfeng Investment has issued to Baoman S&T written undertaking and warranty that, at the time of the transfer of equity by any of Qilu Stem Cell’s shareholders, Baoman S&T has the right of first refusal and that only when Baoman S&T waives its right of first refusal can Yinfeng Investment exercise its preferred right of transferee.

6.           GH’s Warranty Obligation Under This Agreement

GH agrees and undertakes that it bears joint liability for and guarantees all the obligations to carry out and/or fulfill the terms, promises and all legal responsibilities under this Agreement and under other documents with Qilu Stem Cell (including Shandong Blood Cell Bank).

7.           Liability for Breach of Contract

7.1           If for any reason not attributable to the Buyer, the Seller unilaterally decides to terminate or dissolve this Agreement, or refuses to carry out the obligation to transfer and deliver the Shares to be Transferred, the Seller shall compensate the Buyer for any resulting loss.

7.2           If for any reason not attributable to the Seller, the Buyer unilaterally decides to terminate or dissolve this Agreement, or refuses to carry out the obligation to make payment for the Transaction Price, the Buyer shall compensate the Seller for any resulting loss.

7.3           If this Agreement is terminated or dissolved for reasons set forth in provisions 7.1 and 7.2, the two parties to this Agreement agree to respectively reinstate the equity and shareholding status prior to the execution of this Agreement within 60 business days and to each bear the tax expenses incurred; the two parties and the equity representatives designated by the Buyer cannot pursue the other party for any reason for liability for breach of contract and cannot submit any arbitration or legal proceedings against the other party.

7.4           If for any reason on the Buyer’s part causing the Buyer to delay the payment for the Transaction Price, for each day delayed, the Buyer shall pay to the Seller  0.021% of the amount of payment delayed as damages; if the payment for the amount is delayed for more than 90 days, the Seller has the right to terminate this Agreement and the Buyer shall bear the obligation for reparation.  The Buyer shall return all the actual profit  received from distribution prior to the termination of this Agreement to the Seller.  If the Seller terminates this Agreement pursuant to the aforementioned provision, the Buyer shall, in addition to returning the Shares to be Transferred already received, make an additional payment of HK$ 3,000,000.00 to the Seller as damages for actual breach of contract.  After receiving in full all of the damages, the Seller shall return to the Buyer all of the amount of Transaction Price already received.

7.5           If for any reason on the Seller’s part causing the Seller to delay the completion of delivery, for each day delayed, the Seller shall pay to the Buyer  0.021% of the total of the Transaction Price as breach penalty;  if the completion of the delivery is delayed for more than 90 days, the Buyer has the right to terminate this Agreement and the Seller shall bear the obligation for reparation.  All the profit received by the Buyer prior to the termination of this Agreement shall belong to the Buyer.  If the Buyer terminates this Agreement pursuant to the aforementioned provision, the Seller shall, in addition to returning all the amount of the Transaction Price already received, make an additional payment of HK$ 3,000,000.00 to the Buyer as damages for actual breach of contract.

7.6           If Yinfeng Investment fails to carry out its obligation to Baoman S&T for guaranteeing minimum profit  and the Seller also fails to carry out its obligation under this Agreement to make up for the shortfall of the minimum profit, the Buyer has the right to terminate this Agreement and the Seller shall bear the obligation for reparation.  All the profit received by the Buyer prior to the termination of this Agreement shall belong to the Buyer.  If the Buyer terminates this Agreement pursuant to the aforementioned provision, the Seller shall, in addition to returning all the amount of the Transaction Price already received, make an additional payment of HK$ 3,000,000.00 to the Buyer as damages for actual breach of contract.  After receiving in full all of the damages, the Buyer shall return to the Seller all of the Shares to be Transferred already received.

7.7           Both the Buyer and the Seller undertake: on the execution day of this Agreement, each has complete knowledge of all the applicable laws, statutes and policies, and each will not claim breach of liability against the other for invalidation, termination and dissolution of this Agreement caused by probable conflicts between this Agreement and any laws, statutes and policies.

8.           Confidentiality

[English summary of Confidentiality provisions is omitted]

9.           Force Majeure

[English summary of Force Majeure provisions is omitted]

10.           Other Warranty

The Seller agrees to execute, fulfill and cause, when necessary, any third party to execute and fulfill all other agreements and contracts, documents, warranties, actions and matters required for the effectuation of this Agreement in order for the Buyer to receive all the equity under the provisions of this Agreement (including Shares to be Transferred) unencumbered by any adverse conditions such as withholding, mortgage, option rights and asset right liabilities.

11.           The Agreement

[English summary of The Agreement provisions is omitted]

12.           Waiver of Rights

[English summary of Waiver of Rights provisions is omitted]

13.           Complete Understanding

[English summary of Complete Understanding provisions is omitted]

14.  Sending Notices

All the notices or demand for payment or any other correspondence regarding the provisions of this Agreement shall be issued in written form in Chinese and must be delivered to the recipients at the addresses set forth as below or to any other recipients at addresses designated pursuant to the provisions of this Agreement:
[English summary of Sending Notices provisions is omitted]

15.           Receipt

[English summary of the Receipt provisions is omitted]

16.           Applicable Laws and Jurisdiction

16.1           This Agreement and the rights and obligations of the parties hereto provided herein are subject to legal jurisdiction of Hong Kong and are to be interpreted according to the laws of Hong Kong.

16.2           The parties to this Agreement irrevocably and unconditionally agree to follow non-exclusive jurisdiction of Hong Kong courts and appellate courts.  The parties hereto agree to waive the opposition rights with regard to declaring inconvenience of the manner of pursuing legal actions in the aforementioned courts or to declaring that such courts have no jurisdiction;  the parties hereto also agree that any judgment with regard to the aforementioned legal actions from such courts is final and cannot be overturned and can be forcefully enforced in other jurisdictions,  and agree that the notarized copies, or other valid copies produced in other manners, of the aforementioned judgment are to be regarded as the decisive proof with respect to the matters contained therein.
[English summary of other Applicable Laws and Jurisdiction provisions is omitted]

This Agreement has been executed by each of the parties hereto or by their duly authorized representative(s).

By:

Representing:
Glorysun Holdings Group Limited

Signature and Seal

Witness’s Signature:

Witness’s Name:

By:

Representing:
China Stem Cells (East) Company Limited

Signature and Seal

Witness’s Signature:

Witness’s Name: